EXHIBIT (11)


                         Independent Auditors' Consent

The Board of Directors
The Infinity Mutual Funds, Inc. -- The AmeriStar Mutual Funds:


     We consent to the use of our report dated February 20, 1998, and incorporated by reference herein, for The Infinity Mutual Funds, Inc. - the AmeriStar Mutual Funds - as of December 31, 1997 and for the periods indicated therein, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Custodian, Transfer and Dividend Disbursing Agent, Counsel and Independent Auditors" in the Statement of Additional Information.



                                  KPMG Peat Marwick LLP


Columbus, Ohio
March 30, 1998